Exhibit 10.7

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY

THIS AGREEMENT, including any and all addenda attached hereto (“Agreement”), is by and between MHP Pursuits LLC                 , a(n) North Carolina Limited Liability Company              (“Buyer”), and

(individual or State of formation and type of entity)

Harold Allen, Brenda D. Allen          , a (n) Individuals         (“Seller”).

(individual or State of formation and type of entity)

FOR AND IN CONSIDERATION OF THE MUTUAL PROMISES SET FORTH HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HERETO AGREE AS FOLLOWS:

Section 1. Terms and Definitions: The terms listed below shall have the respective meaning given them as set forth adjacent to each term.

(a) “Property”: (Address) 26 Shelton Road, Clyde, NC, 28721. Clyde Trailer Park, consisting of 51 lots and 51 manufactured homes Plat Reference: Lot(s) N/A      , Block or Section N/A      , as shown on Plat Book or Slide N/A     at Page(s) N/A     ,       County, consisting of 8.97       acres.

☐	If this box is checked, “Property” shall mean that property described on Exhibit A attached hereto and incorporated herewith by reference,

(For information purposes: (i) the tax parcel number of the Property is: PID #’s 8627-95-3461       ; and, (ii) some or all of the Property, consisting of approximately 8.97       acres, is described in Deed Book N/A     , Page No. N/A     , N/A      County.)

together with all buildings and improvements thereon and all fixtures and appurtenances thereto and all personal property, if any, itemized on Exhibit A.

$ 3.050,000.00	(b) “Purchase Price” shall mean the sum of Eight Hundred Thousand no/100--------------- Dollars, payable on the following terms:

$ 10,000.00	(i) “Earnest Money” shall mean Ten Thousand and no/100-------------------------------- Dollars or terms as follows: N/A Upon this Agreement becoming a contract in accordance with Section 14, the Earnest Money shall be promptly deposited in escrow with Stewart Title Guaranty Company, 5935 Carnegie Blvd., Suite 301Charlotte North Carolina 28209; Attn: Danielle Howell (name of person/entity with whom deposited), to be applied as part payment of the Purchase Price of the Property at Closing, or disbursed as agreed upon under the provisions of Section 10 herein.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

☒ ANY EARNEST MONEY DEPOSITED BY BUYER IN A TRUST ACCOUNT MAY BE PLACED IN AN INTEREST BEARING TRUST ACCOUNT, AND: (check only ONE box)

☒ ANY INTEREST EARNED THEREON SHALL BE APPLIED AS PART PAYMENT OF THE PURCHASE PRICE OF THE PROPERTY AT CLOSING, OR DISBURSED AS AGREED UPON UNDER THE PROVISIONS OF SECTION 10 HEREIN. (Buyer’s Taxpayer Identification Number is: )

☐ ANY INTEREST EARNED THEREON SHALL BELONG TO THE ACCOUNT HOLDER IN CONSIDERATION OF THE EXPENSES INCURRED BY MAINTAINING SUCH ACCOUNT AND RECORDS ASSOCIATED THEREWITH.

$ 0.00	(ii) Proceeds of a new loan in the amount of N/A Dollars for a term of N/A years, with an amortization period not to exceed N/A years, at an interest rate not to exceed N/A% per annum with mortgage loan discount points not to exceed N/A % of the loan amount, or such other terms as may be set forth on Exhibit B. Buyer shall pay all costs associated with any such loan.

$ 0.00	(iii) Delivery of a promissory note secured by a deed of trust, said promissory note in the amount of Dollars being payable over a term of 10 years, with an amortization period of years, payable in monthly installments of principal, together with accrued interest on the outstanding principal balance at the rate of five percent ( %) per annum in the amount of $ , with the first principal payment beginning on the first day of the month next succeeding the date of Closing, or such other terms as may be set forth on Exhibit B. At any time, the promissory note may be prepaid in whole or in part without penalty and without further interest on the amounts prepaid from the date of such prepayment.

$ N/A	(iv) Assumption of that unpaid obligation of Seller secured by a deed of trust on the Property, such obligation having an outstanding principal balance of $ N/A and evidenced by a note bearing interest at the rate of N/A percent (N/A %) per annum, and a current payment amount of $ N/A . The obligations of Buyer under this Agreement are conditioned upon Buyer being able to assume the existing loan described above. If such assumption requires the lender’s approval, Buyer agrees to use its best efforts to secure such approval and to advise Seller immediately upon receipt of the lender’s decision. Approval must be granted on or before N/A . On or before this date, Buyer has the right to terminate this Agreement for failure to be able to assume the loan described above by delivering to Seller written notice of termination by the above date, time being of the essence. If Buyer delivers such notice, this Agreement shall be null and void and Earnest Money shall be refunded to Buyer. If Buyer fails to deliver such notice, then Buyer will be deemed to have waived the loan condition. Unless provided otherwise in Section 3 hereof, Buyer shall pay all fees and costs associated with any such assumption, including any assumption fee charged by the lender. At or before Closing, Seller shall assign to Buyer all interest of Seller in any current reserves or escrows held by the lender, any property management company and/or Seller, including but not limited to any tenant improvement reserves, leasing commission reserves, security deposits and operating or capital reserves for which Seller shall be credited said amounts at Closing

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

$ 3,040,000.00	(v) Cash, balance of Purchase Price, at Closing in the amount of Three Million Forty Thousand and No/100-------------------------------------------- Dollars.

(c)	“Closing” shall mean the date and time of recording of the deed. Closing shall occur on or Thirty (30) days from the expiration of the Examination Period.

(d)	“Contract Date” means the date this Agreement has been fully executed by both Buyer and Seller.

(e)	“Examination Period” shall mean the period beginning on the first day after the Contract Date and extending through 11:59pm (based upon time at the locale of the Property) on Thirty (30) Days acceptance and an additional Thirty (30) days for the completion of third party reports.

TIME IS OF THE ESSENCE AS TO THE EXAMINATION PERIOD.

(f)	“Broker(s)” shall mean: NAI Beverly Hanks (“Listing Agency”), Brian K. Noland (“Listing Agent” – License # ) Acting as: ☒ Seller’s Agent; D Dual Agent (“Selling Agency”), (“Selling Agent”- License # ) Acting as: ☒ Buyer’s Agent;

(g)	“Seller’s Notice Address” shall be as follows: except as same may be changed pursuant to Section 12.

(h)	“Buyer’s Notice Address” shall be as follows: 136 Main Street, Pineville, NC 28134 attn: Adam Martin except as same may be changed pursuant to Section 12.

☒ (i) If this block is marked, additional terms of this Agreement are set forth on Exhibit B attached hereto and incorporated herein by reference. (Note: Under North Carolina law, real estate agents are not permitted to draft conditions or contingencies to this Agreement.)

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

Section 2. Sale of Property and Payment of Purchase Price: Seller agrees to sell and Buyer agrees to buy the Property for the Purchase Price.

Section 3. Proration of Expenses and Payment of Costs: Seller and Buyer agree that all property taxes (on a calendar year basis), leases, rents, mortgage payments and utilities or any other assumed liabilities as detailed on attached Exhibit B, if any, shall be prorated as of the date of Closing. Seller shall pay for preparation of a deed and all other documents necessary to perform Seller’s obligations under this Agreement, excise tax (revenue stamps), any deferred or rollback taxes, and other conveyance fees or taxes required by law, and the following: Any other items typically paid for by Seller’s in NC including transfer tax, transfer of title, and transfer of bills of sales.

Buyer shall pay recording costs, costs of any title search, title insurance, survey, the cost of any inspections or investigations undertaken by Buyer under this Agreement and the following: Other items typically paid from by Buyer’s in NC.

Each party shall pay its own attorney’s fees.

Section 4. Deliveries: Seller agrees to use best efforts to deliver to Buyer as soon as reasonably possible after the Contract Date copies of all information relating to the Property in possession of or available to Seller, including but not limited to: title insurance policies (and copies of any documents referenced therein), surveys, soil test reports, environmental surveys or reports, site plans, civil drawings, building plans, maintenance records and copies of all presently effective warranties or service contracts related to the Property. Seller authorizes (1) any attorney presently or previously representing Seller to release and disclose any title insurance policy in such attorney’s file to Buyer and both Buyer’s and Seller’s agents and attorneys; and (2) the Property’s title insurer or its agent to release and disclose all materials in the Property’s title insurer’s (or title insurer’s agent’s) file to Buyer and both Buyer’s and Seller’s agents and attorneys. If Buyer does not consummate the Closing for any reason other than Seller default, then Buyer shall return to Seller all materials delivered by Seller to Buyer pursuant to this Section 4 (or Section 7, if applicable), if any, and shall, upon Seller’s request, provide to Seller copies of (subject to the ownership and copyright interests of the preparer thereof) any and all studies, reports, surveys and other information relating directly to the Property prepared by or at the request of Buyer, its employees and agents, and shall deliver to Seller, upon the release of the Earnest Money, copies of all of the foregoing without any warranty or representation by Buyer as to the contents, accuracy or correctness thereof.

Section 5. Evidence of Title: Seller agrees to convey fee simple marketable and insurable title to the Property without exception for mechanics’ liens, free and clear of all liens, encumbrances and defects of title other than: (a) zoning ordinances affecting the Property, (b) Leases (if applicable) and (c) matters of record existing at the Contract Date that are not objected to by Buyer prior to the end of the Examination Period (“Permitted Exceptions”); provided that Seller shall be required to satisfy, at or prior to Closing, any encumbrances that may be satisfied by the payment of a fixed sum of money, such as deeds of trust, mortgages or statutory liens. Seller shall not enter into or record any instrument that affects the Property (or any personal property listed on Exhibit A) after the Contract Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6. Conditions: This Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon fulfillment (or waiver by Buyer, whether explicit or implied) of the following conditions:

(a) New Loan: The Buyer must be able to obtain the loan, if any, referenced in Section 1(b)(ii). Buyer must be able to obtain a firm commitment for this loan on or before N/A     , effective through the date of Closing. Buyer agrees to use its best efforts to secure such commitment and to advise Seller immediately upon receipt of lender’s decision. On or before the above date, Buyer has the right to terminate this Agreement for failure to obtain the loan referenced in Section 1(b)(ii) by delivering to Seller written notice of termination by the above date, time being of the essence. If Buyer delivers such notice, this Agreement shall be null and void and Earnest Money shall be refunded to Buyer. If Buyer fails to deliver such notice, then Buyer will be deemed to have waived the loan condition. Notwithstanding the foregoing, after the above date, Seller may request in writing from Buyer a copy of the commitment letter. If Buyer fails to provide Seller a copy of the commitment letter within five (5) days of receipt of Seller’s request, then Seller may terminate this Agreement by written notice to Buyer at any time thereafter, provided Seller has not then received a copy of the commitment letter, and Buyer shall receive a return of Earnest Money.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

(b) Qualification for Financing: If Buyer is to assume any indebtedness in connection with payment of the Purchase Price, Buyer agrees to use its best efforts to qualify for the assumption. Should Buyer fail to qualify, Buyer shall notify Seller in writing immediately upon lender’s decision, whereupon this Agreement shall terminate, and Buyer shall receive a return of Earnest Money.

(c) Title Examination: After the Contract Date, Buyer shall, at Buyer’s expense, cause a title examination to be made of the Property before the end of the Examination Period. In the event that such title examination shall show that Seller’s title is not fee simple marketable and insurable, subject only to Permitted Exceptions, then Buyer shall promptly notify Seller in writing of all such title defects and exceptions, in no case later than the end of the Examination Period, and Seller shall have thirty (30) days to cure said noticed defects. If Seller does not cure the defects or objections within thirty (30) days of notice thereof, then Buyer may terminate this Agreement and receive a return of Earnest Money (notwithstanding that the Examination Period may have expired). If Buyer is to purchase title insurance, the insuring company must be licensed to do business in the state in which the Property is located. Title to the Property must be insurable at regular rates, subject only to standard exceptions and Permitted Exceptions.

(d) Same Condition: If the Property is not in substantially the same condition at Closing as of the date of the offer, reasonable wear and tear excepted, then the Buyer may (i) terminate this Agreement and receive a return of the Earnest Money or (ii) proceed to Closing whereupon Buyer shall be entitled to receive, in addition to the Property, any of the Seller’s insurance proceeds payable on account of the damage or destruction applicable to the Property.

(e) Inspections: Buyer, its agents or representatives, at Buyer’s expense and at reasonable times during normal business hours, shall have the right to enter upon the Property for the purpose of inspecting, examining, performing soil boring and other testing, conducting timber cruises, and surveying the Property. Buyer shall conduct all such on-site inspections, examinations, soil boring and other testing, timber cruises and surveying of the Property in a good and workmanlike manner, shall repair any damage to the Property caused by Buyer’s entry and on-site inspections and shall conduct same in a manner that does not unreasonably interfere with Seller’s or any tenant’s use and enjoyment of the Property. In that respect, Buyer shall make reasonable efforts to undertake on- site inspections outside of the hours any tenant’s business is open to the public and shall give prior notice to any tenants of any entry onto any tenant’s portion of the Property for the purpose of conducting inspections. Upon Seller’s request, Buyer shall provide to Seller evidence of general liability insurance. Buyer shall also have a right to review and inspect all contracts or other agreements affecting or related directly to the Property and shall be entitled to review such books and records of Seller that relate directly to the operation and maintenance of the Property, provided, however, that Buyer shall not disclose any information regarding this Property (or any tenant therein) unless required by law and the same shall be regarded as confidential, to any person, except to its attorneys, accountants, lenders and other professional advisors, in which case Buyer shall obtain their agreement to maintain such confidentiality. Buyer assumes all responsibility for the acts of itself, its agents or representatives in exercising its rights under this Section 6(e) and agrees to indemnify and hold Seller harmless from any damages resulting therefrom. This indemnification obligation of Buyer shall survive the Closing or earlier termination of this Agreement. Buyer shall, at Buyer’s expense, promptly repair any damage to the Property caused by Buyer’s entry and on-site inspections. Except as provided in Section 6(c) above, Buyer shall have from the Contract Date through the end of the Examination Period to perform the above inspections, examinations and testing. IF BUYER CHOOSES NOT TO PURCHASE THE PROPERTY, FOR ANY REASON OR NO REASON, AND PROVIDES WRITTEN NOTICE TO SELLER THEREOF PRIOR TO THE EXPIRATION OF THE EXAMINATION PERIOD, THEN THIS AGREEMENT SHALL TERMINATE, AND BUYER SHALL RECEIVE A RETURN OF THE EARNEST MONEY.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

Section 7. Leases (Check one of the following, as applicable):

☐	If this box is checked, Seller affirmatively represents and warrants that there are no Leases (as hereinafter defined) affecting the Property.

☒	If this box is checked, Seller discloses that there are one or more leases affecting the Property (oral or written, recorded or not -“Leases”) and the following provisions are hereby made a part of this Agreement.

(a)	A list of all Leases shall be set forth on Exhibit B;

(b)	Seller shall deliver copies of any Leases to Buyer pursuant to Section 4 as if the Leases were listed therein;

(c) Seller represents and warrants that as of the Contract Date there are no current defaults (or any existing situation which, with the passage of time, or the giving of notice, or both, or at the election of either landlord or tenant could constitute a default) either by Seller, as landlord, or by any tenant under any Lease (“Lease Default”). In the event there is any Lease Default as of the Contract Date, Seller agrees to provide Buyer with a detailed description of the situation in accordance with Section 4. Seller agrees not to commit a Lease Default as Landlord after the Contract Date, and agrees further to notify Buyer immediately in the event a Lease Default arises or is claimed, asserted or threatened to be asserted by either Seller or a tenant under the Lease.

(d) In addition to the conditions provided in Section 6 of this Agreement, this Agreement and the rights and obligations of the parties under this Agreement are hereby made expressly conditioned upon the assignment of Seller’s interest in any Lease to Buyer in form and content acceptable to Buyer (with tenant’s written consent and acknowledgement, if required under the Lease), and Seller agrees to use its best efforts to effect such assignment. Any assignment required under this Section 7 shall be required to be delivered at or before Closing by Seller in addition to those deliveries required under Section 11 of this Agreement.

(e) Seller agrees to deliver an assignment of any Lease at or before Closing, with any security deposits held by Seller under any Leases to be transferred or credited to Buyer at or before Closing. Seller also agrees to execute and deliver (and work diligently to obtain any tenant signatures necessary for same) any estoppel certificates and subordination, nondisturbance and attornment agreements in such form as Buyer may reasonably request.

Section 8. Environmental: Seller represents and warrants that it has no actual knowledge of the presence or disposal, except as in accordance with applicable law, within the buildings or on the Property of hazardous or toxic waste or substances, which are defined as those substances, materials, and wastes, including, but not limited to, those substances, materials and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR Part 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302.4) and amendments thereto, or such substances, materials and wastes, which are or become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) designated as a Hazardous Substance pursuant to Section 311 of the Clean Water Act of 1977 (33 U.S.C. §1321) or listed pursuant to Section 307 of the Clean Water Act of 1977 (33 U.S.C. §1317), (v) defined as a hazardous waste pursuant to Section 1004 of the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6903) or (vi) defined as a hazardous substance pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601). Seller has no actual knowledge of any contamination of the Property from such substances as may have been disposed of or stored on neighboring tracts.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

Section 9. Risk of Loss/Damage/Repair: Until Closing, the risk of loss or damage to the Property, except as otherwise provided herein, shall be borne by Seller. Except as to maintaining the Property in its same condition, Seller shall have no responsibility for the repair of the Property, including any improvements, unless the parties hereto agree in writing.

Section 10. Earnest Money Disbursement: In the event that any of the conditions hereto are not satisfied, or in the event of a breach of this Agreement by Seller, then the Earnest Money shall be returned to Buyer, but such return shall not affect any other remedies available to Buyer for such breach. In the event this offer is accepted and Buyer breaches this Agreement, then the Earnest Money shall be forfeited, but such forfeiture shall not affect any other remedies available to Seller for such breach. NOTE: In the event of a dispute between Seller and Buyer over the return or forfeiture of Earnest Money held in escrow by a licensed real estate broker, the broker is required by state law to retain said Earnest Money in its trust or escrow account until it has obtained a written release from the parties consenting to its disposition or until disbursement is ordered by a court of competent jurisdiction, or alternatively, the party holding the Earnest Money may deposit the disputed monies with the appropriate clerk of court in accordance with the provisions of N.C.G.S. §93A-12.

Section 11. Closing: At or before Closing, Seller shall deliver to Buyer a general warranty deed unless otherwise specified on Exhibit B and other documents customarily executed or delivered by a seller in similar transactions, including without limitation, a bill of sale for any personalty listed on Exhibit A, an owner’s affidavit, lien waiver forms (and such other lien related documentation as shall permit the Property to be conveyed free and clear of any claim for mechanics’ liens) and a non-foreign status affidavit (pursuant to the Foreign Investment in Real Property Tax Act), and Buyer shall pay to Seller the Purchase Price. At Closing, the Earnest Money shall be applied as part of the Purchase Price. The Closing shall be conducted by Buyer’s attorney or handled in such other manner as the parties hereto may mutually agree in writing. Possession shall be delivered at Closing, unless otherwise agreed herein. The Purchase Price and other funds to be disbursed pursuant to this Agreement shall not be disbursed until Closing has taken place.

Section 12. Notices: Unless otherwise provided herein, all notices and other communications which may be or are required to be given or made by any party to the other in connection herewith shall be in writing and shall be deemed to have been properly given and received on the date delivered in person or deposited in the United States mail, registered or certified, return receipt requested, to the addresses set out in Section 1(g) as to Seller and in Section 1(h) as to Buyer, or at such other addresses as specified by written notice delivered in accordance herewith.

Section 13. Entire Agreement: This Agreement constitutes the sole and entire agreement among the parties hereto and no modification of this Agreement shall be binding unless in writing and signed by all parties hereto. The invalidity of one or more provisions of this Agreement shall not affect the validity of any other provisions hereof and this Agreement shall be construed and enforced as if such invalid provisions were not included.

Section 14. Enforceability: This Agreement shall become a contract when signed by both Buyer and Seller and such signing is communicated to both parties; it being expressly agreed that the notice described in Section 12 is not required for effective communication for the purposes of this Section 14. The parties acknowledge and agree that: (i) the initials lines at the bottom of each page of this Agreement are merely evidence of their having reviewed the terms of each page, and (ii) the complete execution of such initials lines shall not be a condition of the effectiveness of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, successors and assigns and their personal representatives.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

Section 15. Adverse Information and Compliance with Laws:

(a) Seller Knowledge: Seller has no actual knowledge of (i) condemnation(s) affecting or contemplated with respect to the Property; (ii) actions, suits or proceedings pending or threatened against the Property; (iii) changes contemplated in any applicable laws, ordinances or restrictions affecting the Property; or (iv) governmental special assessments, either pending or confirmed, for sidewalk, paving, water, sewer, or other improvements on or adjoining the Property, and no pending or confirmed owners’ association special assessments, except as follows (Insert “None” or the identification of any matters relating to (i) through (iv) above, if any):      .

Note: For purposes of this Agreement, a “confirmed” special assessment is defined as an assessment that has been approved by a governmental agency or an owners’ association for the purpose(s) stated, whether or not it is fully payable at time of closing. A “pending” special assessment is defined as an assessment that is under formal consideration by a governing body. Seller shall pay all owners’ association assessments and all governmental assessments confirmed as of the date of Closing, if any, and Buyer shall take title subject to all pending assessments disclosed by Seller herein, if any.

Seller represents that the regular owners’ association dues, if any, are $ N/A      per N/A     .

(b) Compliance: To Seller’s actual knowledge, (i) Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to or affecting the Property; (ii) performance of the Agreement will not result in the breach of, constitute any default under or result in the imposition of any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property is bound; and (iii) there are no legal actions, suits or other legal or administrative proceedings pending or threatened against the Property, and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

Section 16. Survival of Representations and Warranties: All representations, warranties, covenants and agreements made by the parties hereto shall survive the Closing and delivery of the deed. Seller shall, at or within six (6) months after the Closing, and without further consideration, execute, acknowledge and deliver to Buyer such other documents and instruments, and take such other action as Buyer may reasonably request or as may be necessary to more effectively transfer to Buyer the Property described herein in accordance with this Agreement.

Section 17. Applicable Law: This Agreement shall be construed under the laws of the state in which the Property is located. This form has only been approved for use in North Carolina.

Section 18. Assignment: This Agreement is freely assignable unless otherwise expressly provided on Exhibit B.

Section 19. Tax-Deferred Exchange: In the event Buyer or Seller desires to effect a tax-deferred exchange in connection with the conveyance of the Property, Buyer and Seller agree to cooperate in effecting such exchange; provided, however, that the exchanging party shall be responsible for all additional costs associated with such exchange, and provided further, that a non-exchanging party shall not assume any additional liability with respect to such tax-deferred exchange. Seller and Buyer shall execute such additional documents, at no cost to the non-exchanging party, as shall be required to give effect to this provision.

Section 20. Memorandum of Contract: Upon request by either party, the parties hereto shall execute a memorandum of contract in recordable form setting forth such provisions hereof (other than the Purchase Price and other sums due) as either party may wish to incorporate. Such memorandum of contract shall contain a statement that it automatically terminates and the Property is released from any effect thereby as of a specific date to be stated in the memorandum (which specific date shall be no later than the date of Closing). The cost of recording such memorandum of contract shall be borne by the party requesting execution of same.

Section 21. Authority: Each signatory to this Agreement represents and warrants that he or she has full authority to sign this Agreement and such instruments as may be necessary to effectuate any transaction contemplated by this Agreement on behalf of the party for whom he or she signs and that his or her signature binds such party.

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

Section 22. Brokers: Except as expressly provided herein, Buyer and Seller agree to indemnify and hold each other harmless from any and all claims of brokers, consultants or real estate agents by, through or under the indemnifying party for fees or commissions arising out of the sale of the Property to Buyer. Buyer and Seller represent and warrant to each other that: (i) except as to the Brokers designated under Section 1(f) of this Agreement, they have not employed nor engaged any brokers, consultants or real estate agents to be involved in this transaction and (ii) that the compensation of the Brokers is established by and shall be governed by separate agreements entered into as amongst the Brokers, the Buyer and/or the Seller.

Section 23. Attorneys Fees: If legal proceedings are instituted to enforce any provision of this Agreement, the prevailing party in the proceeding shall be entitled to recover from the non-prevailing party reasonable attorneys fees and court costs incurred in connection with the proceeding.

☐ EIFS/SYNTHETIC STUCCO: If the adjacent box is checked, Seller discloses that the Property has been clad previously (either in whole or in part) with an “exterior insulating and finishing system” commonly known as “EIFS” or “synthetic stucco”. Seller makes no representations or warranties regarding such system and Buyer is advised to make its own independent determinations with respect to conditions related to or occasioned by the existence of such materials at the Property.

THE NORTH CAROLINA ASSOCIATION OF REALTORS®, INC. AND THE NORTH CAROLINA BAR ASSOCIATION MAKE NO REPRESENTATION AS TO THE LEGAL VALIDITY OR ADEQUACY OF ANY PROVISION OF THIS FORM IN ANY SPECIFIC TRANSACTION. IF YOU DO NOT UNDERSTAND THIS FORM OR FEEL THAT IT DOES NOT PROVIDE FOR YOUR LEGAL NEEDS, YOU SHOULD CONSULT A NORTH CAROLINA REAL ESTATE ATTORNEY BEFORE YOU SIGN IT.

BUYER:		SELLER:

Individual		Individual

/s/ Harold Allen

Date:		Date:	02/11/2022

/s/ Brenda Allen

Date:		Date:	02/10/2022

Business Entity		Business Entity

MHP Pursuits LLC
(Name of Entity)
By:	/s/ Adam Martin	By:

Name:	Adam Martin	Name:

Title:	Chief Investment Officer	Title:

Date:	02/11/2022	Date:

The undersigned hereby acknowledges receipt of the Earnest Money set forth herein and agrees to hold said Earnest Money in accordance with the terms hereof.

(Name of Firm)

Date:	By:

Buyer Initials /s/ AM Seller Initials /s/HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association		This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

EXHIBIT A

“PROPERTY”

N/A

Buyer Initials /s/ AM Seller Initials /s/ HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association	This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T

EXHIBIT B

DUE DILIGENCE MATERIALS & SPECIAL PROVISIONS

The following shall be incorporated into this Agreement.

1.	Within ten (10) days after the Effective Date, Seller shall deliver to Buyer copies of the following items to the extent within Seller’s possession (collectively, the “Due Diligence Materials”):

■	Operating financials for YTD and two preceding years; 12-month operating budget

■	Existing Survey, Environmental, Zoning and Title Reports and Policies

■	Water, Sewer, Trash, Gas, Electric, Property Tax, Ins, Repair & Maintenance Bills for the last 2-3 years

■	City, County and State Permits and Licenses

■	Signed lease agreements and signed rules & regulations for each tenant

■	A list of all Park-Owned Homes (if applicable), including Year, Make, Model, Size, Serial Number, VIN and Lot #

■	Certificates of title for Park-Owned Homes (if applicable)

■	Copy of current insurance policy and binder showing premiums and coverages

■	Itemization of past two year’s capital expenditures

■	Current rent roll including home site number, name of resident, move-in date, monthly rent, current balance, additional charges, prepaid rents, delinquencies, security deposits, tenant mailing address, tenant phone number, tenant email address, and brief history of resident as available

■	List of employees/vendors with compensation

■	2-3 years of operating bank statements,

■	Ownership entity tax returns for last three years

■	Any additional information in Seller’s possession which would be helpful to the Buyer in the inspection of the Property.

■	Utilities and what they are made of (what are water/sewer lines made of? What is amperage of electric, etc.)

■	Who pays utilities and how is it metered? Water, sewer, gas, electric, trash, cable, landscaping, etc.

■	List of park problems (infrastructure, tenant, operational, etc.)

2.	Prior to Closing, at Buyer’s request from time to time, Seller shall provide to Buyer a current rent roll and list of all delinquent Tenants within three (3) days after receipt of Buyer’s request.

3.	If Seller desires to retain and not convey any Personal Property (“Excluded Property”), Seller shall deliver to Buyer a list of any such Excluded Property within five (5) days after the Effective Date. If Seller fails to deliver a list of Excluded Property within such five (5) day period, then Seller shall be deemed to have waived its right to exclude any Personal Property from the sale and conveyance of the Property, and all Personal Property owned by Seller shall be included in the sale and conveyance of the Property.

4.	The Purchase Price shall be allocated on the Closing Statement as follows: 50 percent to the Real Property and 50 percent to Personal Property/Goodwill.

Buyer Initials /s/AM Seller Initials /s/ HA /s/BA

Association Form No. 580T © Revised 1/2015 Printed by Agreement with the NC Bar Association	This standard form has been approved jointly by: North Carolina North Carolina Bar Association – NC Bar Form No. 580T North Carolina Association of Realtors®, Inc. – Standard Form 580T